Exhibit 107

Calculation of Filing Fee Tables

F-3

(Form Type)

Oriental Culture Holding LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value $0.00025 per share	Rule 457(c)	14,000,000	$1.33	$18,620,000	0.0001531	$2,850.73
	Equity	Ordinary Shares, par value $0.00025 per share underlying warrants	Rule 457(c)	14,000,000	$1.33	$18,620,000	0.0001531	$2,850.73
Fees previously Paid				—	—	—	—	—
	Total Offering Amounts			28,000,000	$1.33	$37,240,000	0.00015310	$5,701.46
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$5,701.46

(1)	Represents the ordinary shares, $0.00025 par value per share (the “Ordinary Shares”), of Oriental Culture Holding LTD (the “Registrant”) that will be offered for resale by the selling stockholder pursuant to the prospectus to which this exhibit is attached. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of additional ordinary shares as may be issuable as a result of stock splits, stock dividends or similar transactions with respect to the shares being registered hereunder.

(2)	This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s ordinary shares on December 2, 2024, as reported on The Nasdaq Capital Market.